File No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WESTAMERICA BANCORPORATION
 (Exact name of registrant as specified in its charter)

California	94-2156203
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1108 Fifth Avenue, San Rafael, California 94901
(Address of principal executive offices)

2012 Amended and Restated Westamerica Bancorporation Stock Option Plan of 1995
(Full title of plan)

David L. Payne
Chairman, President and Chief Executive Officer
Westamerica Bancorporation
1108 Fifth Avenue
San Rafael, CA 94901
(707) 863-8000
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of Securities Exchanged Act of 1934, as amended. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (2)	Proposed maximum Aggregate offering price (2)	Amount of registration fee (1)
Common Stock, no par value	1,500,000	$46.00	$69,000,000	$7,907.40

(1)  Westamerica Bancorporation (the “Company”) previously registered a total of 6,750,000 shares of its common stock issuable under the Amended and Restated Westamerica Bancorporation Stock Option Plan of 1995 (the “1995 Plan”) on a registration statement on Form S-8 (File No. 333-105537).  The 1995 Plan was amended and restated with shareholder approval in 2003.  On April 26, 2012, Company’s shareholders approved the 2012 Amended and Restated Westamerica Bancorporation Stock Option Plan of 1995 (the “2012 Plan”) pursuant to which the Company may issue options for up to 1,500,000 shares of common stock, subject to adjustment.  There are 4,307,593 shares registered in connection with the 1995 Plan which have not been and will not be issued under the 1995 Plan.  Pursuant to Instruction E to Form S-8 and the telephonic interpretations of the Securities and Exchange Commission (the “Commission”) set forth at questions 89 and 90 of the “Securities Act Forms” section of the Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (July 1997), the 1,500,000 of the shares available under the 1995 Plan are transferred over to, and deemed covered by, this registration statement, which covers the 1,500,000 shares issuable under the 2012 Plan.  Accordingly, all filing fees payable in connection with the registration of the issuance of these securities were paid in connection with the filing of the registrant’s registration statement filed with respect to the 1995 Plan.

(2)  Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low prices per share of Common Stock of Westamerica Bancorporation on June 28, 2012, as reported by the Nasdaq National Market System.

Part I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS.

Document(s) containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933 and will not be filed with the U.S. Securities and Exchange Commission (the “Commission’) as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424.

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference in this Registration Statement the following documents:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2011;

(b)	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 as filed with the Commission May 2, 2012;

(c)
the Company’s current reports on Form 8-K filed with the Commission on January 26, April 17 and April 26, 2012 (other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules); and

(d)
The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A, as filed with the Commission on January 8, 1987, as amended on September 29, 1989, March 23, 1995, November 19, 1999 and December 22, 2004.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Officers and Directors.

Section 317 of the California Corporations Code authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors, officers, employees and other agents of the corporation (“Agents”) in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

Article VII of the registrant’s Restated Articles of Incorporation, as amended, authorizes the registrant to indemnify its Agents, through bylaw provisions, agreements, votes of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the registrant and its shareholders. Article VII also authorizes the registrant to provide insurance for Agents provided that, in cases where the registrant owns all or a portion of the shares of the company issuing the insurance policy, such company and/or the policy must meet certain conditions set forth in Section 317. Article V of the registrant’s Bylaws provides for mandatory indemnification of each director of the registrant except as prohibited by law.

The registrant maintains a directors and officers liability insurance policy that indemnifies the registrant’s directors and officers against certain losses in connection with claims made against them for certain wrongful acts. In addition, the registrant has entered into separate indemnification agreements with its directors and officers that require the registrant, among other things, (i) to maintain directors’ and officers’ insurance in reasonable amounts in favor of such individuals, and (ii) to indemnify them against certain liabilities that may arise by reason of their status or service as Agents of the registrant to the fullest extent permitted by California law.

The foregoing summaries are necessarily subject to the complete text of the statute, the Articles and the Bylaws referred to above and are qualified in their entirety by reference thereto.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to this registration statement are listed in the Exhibit Index to this filing, which is incorporated by reference.

Item 9. Undertakings.

(a)           Rule 415 Offering.

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           Filings incorporating subsequent Exchange Act documents by reference.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfield, State of California, on June 28, 2012.

WESTAMERICA BANCORPORATION
(Registrant)

By  /s/ David L. Payne
David L. Payne
Chairman, President and Chief Executive Officer
(Principal Executive Officer)

The officers and directors of Westamerica Bancorporation whose signatures appear below hereby constitute and appoint David L. Payne and John “Robert” Thorson, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this registration statement on Form S-8 for the 2012 Amended and Restated Westamerica Bancorporation Stock Option Plan of 1995, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do everything necessary to accomplish the foregoing, as fully to all intents and purposes as he or she might or could do in person, and each of the undersigned does hereby ratify and confirm all that each of said attorneys and agents, or their substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant in the capacities and on the date indicated.

Signature	Title	Date

/s/ David L. Payne David L. Payne	Chairman, President and Chief Executive Officer (Principal Executive Officer)	June 28, 2012
/s/ John “Robert” Thorson John “Robert” Thorson	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 28, 2012
/s/ Etta Allen Etta Allen	Director	June 28, 2012
/s/ Louis E. Bartolini Louis E. Bartolini	Director	June 28, 2012
/s/ E. Joseph Bowler E. Joseph Bowler	Director	June 28, 2012
/s/ Arthur C. Latno, Jr. Arthur C. Latno, Jr.	Director	June 28, 2012

Signature	Title	Date

/s/ Patrick D. Lynch Patrick D. Lynch	Director	June 28, 2012
/s/ Catherine Cope MacMillan Catherine Cope MacMillan	Director	June 28, 2012
/s/ Ronald A. Nelson Ronald A. Nelson	Director	June 28, 2012
/s/ Edward B. Sylvester Edward B. Sylvester	Director	June 28, 2012

EXHIBIT LIST

Exhibit	Description

4.1	2012 Amended and Restated Westamerica Bancorporation Stock Option Plan of 1995 (incorporated by reference to Exhibit A to the Company’s definitive Proxy Statement filed on March 13, 2012)*
4.2
Form of Stock Option Award Agreement under the 2012 Amended and Restated Westamerica Bancorporation Stock Option Plan of 1995 (incorporated by reference to Exhibit 10(g) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Securities and Exchange Commission on March 15, 2005)*

4.3
Form of Restricted Stock Award Agreement under the 2012 Amended and Restated Westamerica Bancorporation Stock Option Plan of 1995 (incorporated by reference to Exhibit 10(h) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Securities and Exchange Commission on March 15, 2005)*

5	Opinion of Bingham McCutchen LLP as to the legality of securities being registered
23.1	Consent of KPMG LLP
23.2	Consent of Bingham McCutchen LLP (included in Exhibit 5)
24	Power of Attorney (included in signature page)

*	Management Contract or Compensation Plan or Arrangement